Exhibit 99.1

AEGION REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

•
Non-GAAP first quarter 2015 diluted earnings per share from continuing operations, excluding restructuring and acquisition-related expenses, were $0.13 compared to $0.13 in the first quarter of 2014. On a GAAP basis, first quarter 2015 earnings per diluted share from continuing operations were $0.04 compared to $0.12 in the first quarter of 2014.

•	First quarter 2015 pre-tax benefits from the October 2014 restructuring were approximately $2.5 million, ahead of original expectations.

•
Strengthening of the United States dollar negatively impacted first quarter 2015 results by $1.8 million (pre-tax), or $0.03 per diluted share, over the first quarter of 2014. The first quarter 2014 results also included equity earnings of $0.02 per diluted share from a joint venture that was sold in 2014.

•	Consolidated contract backlog at March 31, 2015 was $751.7 million, a slight increase from March 31, 2014.

St. Louis, MO - April 28, 2015 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported GAAP earnings from continuing operations of $1.4 million, or $0.04 per diluted share, compared to $4.5 million, or $0.12 per diluted share, in the first quarter of 2014. On a non-GAAP basis, earnings from continuing operations, excluding restructuring and acquisition-related expenses, were $4.8 million, or $0.13 per diluted share, compared to $4.8 million, or $0.13 per diluted share in the prior year quarter.

Charles R. Gordon, Aegion’s President and Chief Executive Officer, commented, “Aegion delivered solid first quarter results as strong demand in a number of markets offset the adverse impacts of depressed oil prices on a portion of our upstream business, the strengthening of the United States dollar against certain foreign currencies and late winter weather in the United States. The favorable quarterly performance was the result of strong performance in our Infrastructure Solutions platform, Energy Services’ downstream refining segment and record performance associated with the Canadian pipeline construction season. Contract backlog at March 31, 2015 in these segments support our expectations for solid performance in the second quarter. However, we anticipate continuing depressed oil prices will result in reduced capital spending in the upstream market, which may adversely affect a portion of our Energy Services’ business, the pipe lining business and the Canadian pipe coating operations within Corrosion Protection.

“We are continuing to assess the impact of the current oil prices on our upstream and Canadian oil and gas operations for the second half of 2015, and we expect to gain more clarity over the next few months. Infrastructure Solutions is well positioned to achieve record operating performance in 2015. We expect the earnings contribution from this platform, including savings from our October 2014 restructuring, will largely offset the continuing weakness from our upstream energy service operations. We are very pleased with the progress of our 2014 restructuring as it continues to proceed ahead of schedule with pre-tax savings of $2.5 million recognized in the first quarter. We now anticipate the annual pre-tax savings in 2015 will be at the high end of the $8 million to $11 million range as we previously reported.”

2015 Outlook

Infrastructure Solutions

Supporting the favorable outlook for Infrastructure Solutions is backlog of $354.2 million at March 31, 2015, a 6.7 percent increase over March 31, 2014. Excluding the restructured cured-in-place pipe (“CIPP”) contracting markets in Europe and Asia, backlog increased by $33.1 million to $346.3 million at March 31, 2015, a 10.6 percent increase from March 31, 2014. Contract backlog in North America was a record for backlog in the first quarter and provides the foundation for strong performance in the second quarter and the second half of 2015. The Fyfe/Fibrwrap business grew backlog 25.5 percent year-over-year to $58.2 million led by a large industrial pipeline rehabilitation project set to begin in the second quarter. Fyfe/Fibrwrap is also benefiting from the combination with Insituform through its adoption of best practices in project management and leveraging back-office services. Investments made in 2014 to create a robust North America sales organization continue to improve market visibility and support the objectives for the global Fyfe/Fibrwrap business to grow revenues and profits this year.

Corrosion Protection

Corrosion Protection anticipates a continuation of pipeline infrastructure investment in 2015 within the North America midstream oil and gas pipeline market compared to last year. Backlog at March 31, 2015 was $159.3 million, the same level as backlog at March 31, 2014, notwithstanding lower demand in the North American upstream market for Corrosion Protection’s pipeline linings technology and a significant reduction in backlog for pipe coatings with the conclusion of the winter Canadian pipeline construction season. The second half outlook for Corrosion Protection is largely dependent on the outcome of the Canadian pipe ordering season this summer, along with the level of activity in the North America upstream market. The cathodic protection portion of the platform expects to increase project activity in the United States during the second quarter and has secured a more diversified backlog position in Canada to help offset the expected slowdown in oil pipeline activity.

Energy Services

Energy Services has a strong market position in the West Coast downstream refining market, which to date has been largely unaffected by lower oil prices as refining capacity utilization remains at high levels. However, approximately 40 percent of Energy Services platform revenues are in the North American upstream market, which traditionally generates higher margins than in the downstream segment. Customers in the Central California upstream markets are reducing costs through tighter control of maintenance spending, which has negatively impacted gross margins. The market opportunity for Energy Services in the Permian Basin upstream market remains favorable in 2015 and supports continuing investments to build a larger operation in the region. Backlog at March 31, 2015 declined 6.9 percent to $238.2 million from March 31, 2014, primarily due to the timing of a multi-year upstream contract renewal, valued at approximately $15 million per year, which was awarded to Energy Services in April.

CONTRACT BACKLOG
(Unaudited, in millions)
The following table sets forth our consolidated backlog by segment (in millions):

	March 31, 2015	December 31, 2014	March 31, 2014
Infrastructure Solutions	$354.2	$337.5	$331.9
Corrosion Protection	159.3	176.0	161.0
Energy Services (1)	238.2	244.5	255.8
Total backlog	$751.7	$758.0	$748.7
_________________________________

(1)
Represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Realignment and Restructuring Plan

On October 6, 2014, Aegion announced a restructuring plan (“2014 Restructuring”) to exit low-return CIPP contracting businesses and reduce the size and cost of the Company’s overhead structure to improve gross margins and profitability over the long term.

In 2014, pre-tax charges were $49.5 million ($36.2 million after-tax, or $0.95 per diluted share). During the first quarter of 2015, the Company recorded pre-tax charges of $3.5 million ($3.3 million after-tax), or $0.09 per diluted share, related to the loss on the sale of Insituform’s contracting business in France and severance, retention and other cash items related to the remaining affected contracting markets and Fyfe/Fibrwrap as a result of the combination with Insituform.

The Company sold its CIPP contracting operations in Switzerland and France in December 2014 and February 2015, respectively. The sale of both operations resulted in the execution of multi-year product supply agreements with the buyers. The sale of the French operation resulted in a $2.8 million non-cash, pre-tax loss recognized as “Other expenses” in the Consolidated Statements of Operations. The estimated remaining pre-tax cash charges, after the charge in the first quarter, is estimated to be $4 million to $6 million. Activities with respect to Insituform’s contracting operations in Hong Kong, Malaysia and Singapore are expected to be concluded by the end of the third quarter of 2015 as Insituform completes existing backlog in the affected countries. Activities with respect to contracting operations in India are expected to be concluded by the end of the first quarter of 2016. These restructuring costs relate primarily to employee severance, extension of benefits, employment assistance programs and other costs.

As previously reported, the 2014 Restructuring is expected to generate annualized savings of $8 million to $11 million, or $0.15 to $0.20 per diluted share, on a GAAP basis. Pre-tax savings in the first quarter of 2015 were $2.5 million, or $0.05 per diluted share, and, to date, the Company has realized pre-tax savings of $6.0 million, or $0.12 per diluted share. Based on restructuring savings to date, it is likely the annual savings will be at the high end of the target range.

Consolidated Highlights

First Quarter 2015 versus First Quarter 2014
(Excludes pre-tax charges for restructuring and acquisition-related expenses)

Consolidated revenues increased $2.9 million, or 1.0 percent, to $309.2 million. Infrastructure Solutions revenues increased slightly to $122.5 million. Revenues for the North America water and wastewater business grew mid-single digits, while revenues for the international water and wastewater business declined because of the decision to exit several international contracting markets as part of the 2014 Restructuring. In the United States, late winter weather in the quarter delayed construction activity for certain operating regions for Infrastructure Solutions. Revenues for Corrosion Protection declined 5.8 percent, quarter-over-quarter, to $101.7 million as strong performance in Canada for the cathodic protection and pipe coatings businesses was offset by reduced spending in certain portions of the upstream market in North America, which mainly affected the pipe lining business. Energy Services grew revenues 11.9 percent to $85.0 million because of an increase in downstream refining billable hours. Adverse foreign currency translation rates accounted for a $10.3 million decrease in consolidated revenues, which affected Infrastructure Solutions and Corrosion Protection, primarily in Canada and Europe.

Consolidated gross profit declined $1.9 million, or 3.1 percent, to $59.2 million. Infrastructure
Solutions gross profit grew 12.0 percent to $28.6 million. Gross margins expanded 250 basis points to 23.4 percent through revenue growth and improved execution in North America water and wastewater and improved gross margins for the Fyfe/Fibrwrap business. Gross profit for Corrosion Protection declined 13.7 percent to $20.8 million and gross margins declined 190 basis points to 20.5 percent. Strong performance in Canada by the cathodic protection and pipe coatings businesses was more than offset by weaker activity associated with reduced spending in the upstream market affecting the pipe lining business. In addition, the completion of the high margin coating services Saudi Aramco Wasit project late in 2014, and lower labor utilization for the cathodic protection and corrosion engineering business due to typical seasonal low demand in the United States negatively impacted gross profit dollars, as well as margins. Energy Services gross profit was $9.8 million, a 14.3 percent decline over the prior year period. Gross margins contracted 350 basis points to 11.5 percent as a result of a greater mix of lower margin downstream activity and margin compression in the upstream market as customers controlled spending and hours because of lower oil prices. Adverse foreign currency translation impacted Corrosion Protection and Infrastructure Solutions resulting in a $2.7 million decrease in consolidated gross profit, and an 86 basis point reduction in gross margins.

Consolidated operating expenses decreased 5.8 percent, or $3.0 million, to $48.9 million. Infrastructure Solutions reduced operating expenses by $3.6 million, or 15.1 percent, to $20.5 million, largely due to the 2014 Restructuring and ongoing cost containment efforts. Corrosion Protection operating expenses were $20.3 million, slightly less than the prior year period. Energy Services increased operating expense by 10.1 percent to $8.1 million to support the growth in the downstream segment and to build the necessary organization to pursue future upstream facility maintenance opportunities in the Permian Basin. As a percentage of revenues, the Company's consolidated operating expense ratio decreased 110 basis points to 15.8 percent. Foreign currency translation accounted for a $0.9 million reduction in consolidated operating expense.

Consolidated operating income increased $1.2 million, or 12.6 percent, to $10.3 million. Infrastructure Solutions operating income grew by $6.7 million to $8.2 million because of the benefits from the 2014 Restructuring, solid performance for North American water and wastewater and a $2.7 million year-over-year improvement in operating income for the Fyfe/Fibrwrap business (excluding corporate expense allocations). Corrosion Protection operating income declined by $3.2 million to $0.5 million as record performance in Canada was offset by the gross profit reductions discussed previously. Despite strong revenue growth, Energy Services operating income declined 59.5 percent to $1.6 million because of the decline in gross margin rates and business investments for recent and future growth. Foreign currency translation reduced operating income by $1.8 million, or 17 percent, and operating margins by 57 basis points. The adverse currency translation impacts affected the Corrosion Protection and Infrastructure Solutions platforms.

Cash Flow

Net cash flow used by continuing operations for the first quarter of 2015 was $12.2 million compared to $8.9 million used in 2014. Net changes in working capital was a $25.8 million use of cash in the first quarter as vendor payments were higher during the first quarter of 2015 as a result of record business volume in the fourth quarter of 2014. Notwithstanding the negative net change in working capital, days sales outstanding on receivables decreased by nearly six days compared to the first quarter of 2014.

Net cash flow used by investing activities was $11.5 million, compared to $3.1 million provided in the first quarter of 2014. In the first quarter of 2015, the Company used $6.5 million, net of cash acquired, for a small acquisition. The positive cash flow in the first quarter of 2014 was the result of $9.1 million in proceeds received from the sale of the Company’s 49% ownership interest in Bayou Coating, L.L.C. following the majority partner’s exercise of its buy-out right. Capital expenditures were $4.2 million in the first quarter of 2015 compared to $5.6 million in the first quarter of 2014.

Net cash flows from financing activities used $11.7 million in the first quarter of 2015 compared to $9.3 million used in the prior year quarter. During the first quarter of 2015, the Company used $6.2 million to repurchase 320,000 shares of common stock through open market purchases and to repurchase shares in connection with the Company’s equity compensation programs. The Company also made scheduled principal payments on its long-term debt of $7.0 million.

Net cash flow for the first quarter of 2015 was an outflow of $39.0 million, which included a $3.6 million negative impact from currency exchange rate changes. This compares to an outflow of $14.3 million in the first quarter of 2014.

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Aegion’s business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 2, 2015, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

About Non-GAAP Financial Measures

Aegion has presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share in the first quarter of 2015 exclude certain charges related to the 2014 Restructuring and acquisition-related expenses. The non-GAAP earnings per share in the first quarter of 2014 exclude the loss on sale of our 49 percent interest in Bayou Coating, L.L.C. and losses from discontinued operations. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods. As such, we believe that providing non-GAAP financial information to our investors is useful because it allows investors to evaluate our performance using the same methodology and information used by Aegion management.

Aegion®, the Aegion® logo, Insituform®, United Pipeline Systems®, Bayou Companies®, Corrpro®, CRTS®, Fyfe® and Brinderson® are registered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Executive Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended March 31,
	2015	2014
Revenues	$309,166	$306,234
Cost of revenues	249,976	245,171
Gross profit	59,190	61,063
Operating expenses	49,084	51,929
Acquisition-related expenses	323	—
Restructuring charges	658	—
Operating income	9,125	9,134
Other income (expense):
Interest expense	(3,232)	(3,115)
Interest income	126	252
Other	(2,779)	(776)
Total other expense	(5,885)	(3,639)
Income before taxes on income	3,240	5,495
Taxes on income	1,868	1,612
Income before equity in earnings of affiliated companies	1,372	3,883
Equity in earnings of affiliated companies	—	677
Income from continuing operations	1,372	4,560
Loss from discontinued operations	—	(132)
Net income	1,372	4,428
Non-controlling interests	(13)	(31)
Net income attributable to Aegion Corporation	$1,359	$4,397

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.04	$0.12
Loss from discontinued operations	—	—
Net income	$0.04	$0.12
Diluted:
Income from continuing operations	$0.04	$0.12
Loss from discontinued operations	—	—
Net income	$0.04	$0.12

Weighted average shares outstanding - Basic	37,309,829	37,964,320
Weighted average shares outstanding - Diluted	37,541,549	38,342,796

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended March 31, 2015

	As Reported (GAAP)	Restructuring-Related Charges (1)	Acquisition-Related Expenses (2)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$249,976	$(14)	$—	$249,962
Gross profit	59,190	14	—	59,204
Operating expenses	49,084	(163)	—	48,921
Acquisition-related expenses	323	—	(323)	—
Restructuring charges	658	(658)	—	—
Operating income	9,125	835	323	10,283
Other income (expense):
Interest expense	(3,232)	42	—	(3,190)
Other	(2,779)	2,661	—	(118)
Income before taxes on income	3,240	3,538	323	7,101
Taxes on income	1,868	265	128	2,261

Income from continuing operations attributable to Aegion Corporation (3)	1,359	3,273	195	4,827

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (3)	$0.04	$0.09	$—	$0.13
_________________________________

(1)
Includes pre-tax restructuring charges for cost of revenues of $14 related to the write-off of certain other assets; and operating expenses of $163 related to bad debt expenses, early lease termination costs, and other restructuring charges (non-GAAP). Also includes pre-tax restructuring charges of $658 related to severance and benefit related costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations (GAAP); and charges of $2,661 related to the write-off of certain other assets, including the loss on the sale of the CIPP contracting operation in France.

(2)	Includes expenses incurred in connection with the Company’s acquisition of Schultz Mechanical Contractors, Inc. during the quarter (non-GAAP).

(3)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended March 31, 2014

	As Reported (GAAP)	Loss on Sale of Bayou Coating (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Other income (expense):
Other	$(776)	$472	$(304)
Income before taxes on income	5,495	472	5,967
Taxes on income	1,612	194	1,806

Income from continuing operations attributable to Aegion Corporation (2)	4,529	278	4,807

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.12	$0.01	$0.13
_________________________________

(1)
Represents a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1,200 and the final equity distribution settlement of $700 resulted in a loss of approximately $500 that is recorded in “Other income (expense)” on the consolidated statement of operations (non-GAAP).

(2)	Includes non-controlling interests and equity in earnings of affiliated companies.

Segment Reporting

Infrastructure Solutions

($ in thousands)	Quarter Ended March 31, 2015			Quarter Ended March 31, 2014
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$122,473	$—	$122,473	$122,324	$—	$122,324
Cost of revenues	93,858	(14)	93,844	96,770	—	96,770
Gross profit	28,615	14	28,629	25,554	—	25,554
Gross profit margin	23.4%		23.4%	20.9%		20.9%
Operating expenses	20,625	(163)	20,462	24,096	—	24,096
Restructuring charges	658	(658)	—	—	—	—
Operating income	7,332	835	8,167	1,458	—	1,458
Operating margin	6.0%		6.7%	1.2%		1.2%
_________________________________

(1)	Includes pre-tax restructuring charges associated with bad debt expenses, early lease termination costs, severance and benefit related costs, and other restructuring charges (non-GAAP).

Corrosion Protection

($ in thousands)	Quarter Ended March 31, 2015			Quarter Ended March 31, 2014
	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$101,743	$—	$101,743	$108,008	$—	$108,008
Cost of revenues	80,914	—	80,914	83,867	—	83,867
Gross profit	20,829	—	20,829	24,141	—	24,141
Gross profit margin	20.5%		20.5%	22.4%		22.4%
Operating expenses	20,329	—	20,329	20,450	—	20,450
Operating income	500	—	500	3,691	—	3,691
Operating margin	0.5%		0.5%	3.4%		3.4%

Energy Services

($ in thousands)	Quarter Ended March 31, 2015			Quarter Ended March 31, 2014
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$84,950	$—	$84,950	$75,902	$—	$75,902
Cost of revenues	75,204	—	75,204	64,534	—	64,534
Gross profit	9,746	—	9,746	11,368	—	11,368
Gross profit margin	11.5%		11.5%	15.0%		15.0%
Operating expenses	8,130	—	8,130	7,383	—	7,383
Acquisition-related expenses	323	(323)	—	—	—	—
Operating income	1,293	323	1,616	3,985	—	3,985
Operating margin	1.5%		1.9%	5.3%		5.3%
_________________________________

(1)	Includes expenses incurred in conjunction with the Company’s acquisition of Schultz Mechanical Contractors, Inc. during the quarter (non-GAAP).

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$135,925	$174,965
Restricted cash	3,156	2,075
Receivables, net	225,379	227,481
Retainage	36,508	38,318
Costs and estimated earnings in excess of billings	107,525	94,045
Inventories	60,890	59,192
Prepaid expenses and other current assets	35,471	42,046
Total current assets	604,854	638,122
Property, plant & equipment, less accumulated depreciation	161,539	168,213
Other assets
Goodwill	293,197	293,023
Identified intangible assets, less accumulated amortization	182,600	182,273
Deferred income tax assets	3,025	3,334
Other assets	9,268	10,708
Total other assets	488,090	489,338

Total Assets	$1,254,483	$1,295,673

Liabilities and Equity
Current liabilities
Accounts payable	$64,598	$83,285
Accrued expenses	96,895	111,617
Billings in excess of costs and estimated earnings	59,319	43,022
Current maturities of long-term debt and line of credit	26,399	26,399
Total current liabilities	247,211	264,323
Long-term debt, less current maturities	345,189	351,076
Deferred income tax liabilities	23,554	22,913
Other non-current liabilities	12,583	12,276
Total liabilities	628,537	650,588

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 37,018,955 and 37,360,515, respectively	370	374
Additional paid-in capital	212,448	217,289
Retained earnings	435,000	433,641
Accumulated other comprehensive loss	(39,328)	(24,669)
Total stockholders’ equity	608,490	626,635
Non-controlling interests	17,456	18,450
Total equity	625,946	645,085

Total Liabilities and Equity	$1,254,483	$1,295,673

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Quarters Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,372	$4,428
Loss from discontinued operations	—	132
	1,372	4,560
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	10,486	10,849
(Gain) loss on sale of fixed assets	(200)	160
Equity-based compensation expense	1,663	1,284
Deferred income taxes	(969)	553
Equity in earnings of affiliated companies	—	(677)
Non-cash restructuring charges	(1,359)	—
Loss on sale of Video Injection - Insituform SAS	2,864	—
Loss on sale of interests in Bayou Coating, LLC	—	472
Loss on foreign currency transactions	216	(366)
Other	(394)	631
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash related to operating activities	(1,093)	(130)
Return on equity of affiliated companies	—	684
Receivables net, retainage and costs and estimated earnings in excess of billings	(17,442)	(9,005)
Inventories	(3,455)	(340)
Prepaid expenses and other assets	2,379	829
Accounts payable and accrued expenses	(7,250)	(17,652)
Other operating	981	(781)
Net cash used in operating activities	(12,201)	(8,929)

Cash flows from investing activities:
Capital expenditures	(4,234)	(5,620)
Proceeds from sale of fixed assets	297	380
Patent expenditures	(7)	(677)
Purchase of Schultz Mechanical Contractors, Inc., net of cash acquired	(6,479)	—
Proceeds from sale of interests in Bayou Coating, L.L.C.	—	9,065
Payment to Fyfe Asia sellers for final net working capital	(1,098)	—
Net cash provided by (used in) investing activities	(11,521)	3,148

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	1,399	1,287
Repurchase of common stock	(7,622)	(5,475)
Purchase of non-controlling interest	—	(617)
Proceeds on notes payable	1,505	—
Proceeds from line of credit	26,000	—
Principal payments on long-term debt	(33,031)	(4,539)
Net cash used in financing activities	(11,749)	(9,344)
Effect of exchange rate changes on cash	(3,569)	818
Net decrease in cash and cash equivalents for the period	(39,040)	(14,307)
Cash and cash equivalents, beginning of year	174,965	158,045
Cash and cash equivalents, end of period	$135,925	$143,738